UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 3, 2013 (August 27, 2013)

Universal Biosensors, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52607	98-0424072
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1 Corporate Avenue Rowville, 3178, Victoria Australia	Not Applicable (Zip Code)
(address of principal executive offices)

Registrant’s telephone number, including area code: +61 3 9213 9000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 27, 2013, Dr. Elizabeth (Jane) Wilson informed Universal Biosensors, Inc. (the “Company”) of her resignation from the Board of Directors (“Board”), including her role as Chair of the Audit Committee. Dr Wilson’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company thanks Dr. Wilson for her service and commitment during her tenure as a director of the Company.

On August 27, 2013, the Board appointed Mr. Christopher M. Smith to the Board. Mr. Smith, age 50, is currently the President of Cochlear Americas, a division of Cochlear Limited which is an Australian Securities Exchange listed company. Mr. Smith has 25 years’ experience in the medical device industry. He was formerly a director of Xtent, Inc. and Acclarent, Inc.

Mr. Smith will serve as a Class III director, which class will stand for re-election at the 2016 annual meeting of stockholders.

Mr. Smith will participate in the Company’s standard outside director compensation program. Pursuant to this program, each member of the Board who is not an employee of the Company receives an annual retainer of A$50,000. Statutory superannuation is also paid to the independent non-executive directors (currently 9% of the base fee), however, because Mr. Smith is a non-resident for Australian tax purposes, he will only receive superannuation when he attends meetings held in Australia. Mr. Smith entered into the Company’s standard indemnification agreement, the form of which was filed as an exhibit to the Company’s registration statement on Form 10 filed on April 30, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL BIOSENSORS, INC.

Date: August 30, 2013	By:	/s/ Paul Wright
Paul Wright Chief Executive Officer

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